NEWS RELEASE

                                                                   Exhibit 99.1

                              For Immediate Release

Contact:
Elizabeth Goode, Director Marketing
(661) 295-5600, ext. 2632
goodee@3dsystems.com

Trudy Self, Investor Relations
Self & Associates
(909) 336-5685
tmself@aol.com

        3D Systems Board of Director's Audit Committee Updates Status of
                                  Investigation

     VALENCIA, Calif.- April 23, 2003. 3D Systems Corp. (NASDAQ: TDSCE). 3D Systems Corp. announced today an update on the status of the investigation undertaken by its Board of Director's Audit Committee into issues involving revenue recognition. The Audit Committee has reported to the Board that the investigation is nearing conclusion and that it has received preliminary reports from the law firm of Morgan, Lewis & Bockius, LLP and the accounting firm of BDO Seidman, LLP. The Audit Committee plans to discuss these reports with the Company's Board of Directors and with Deloitte & Touche, the Company's auditors, in the next week. Upon completion of the investigation, the Company intends to request that Deloitte & Touche complete its audit as soon as possible.

     The Company intends to report the findings of the investigation to the SEC as soon as practical.

     The Company also announced that the Audit Committee has engaged BDO Seidman to replace Deloitte & Touche as the Company's auditors for 2003. Deloitte &


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Touche had advised the Company on April 16, 2003, that they would not stand for re-election. No disagreements or other reportable events currently exist between the Company and Deloitte & Touche. However, the investigation of the Audit Committee is not complete, and its findings may materially impact the previously issued financial statements and related reports thereon and result in a determination that events requiring disclosure have occurred. The Company has also determined that it would not be advisable to file any portion of its annual report on Form 10-K for 2002 until its audit is complete. Following the completion of its audit and the filing of its Form 10-K, the Company will announce Q1 2003 results.

     The Company further announced that the employment of E. James Selzer, former chief financial officer of the Company who was placed on administrative leave on February 15, 2003, had been terminated effective April 21, 2003.

About 3D Systems

     Founded in 1986, 3D Systems(R), the solid imaging company(SM), provides solid imaging products and solutions that reduce the time and cost of designing products and facilitate direct and indirect manufacturing. Its systems utilize patented technologies to create physical objects from digital input that can be used in design communication, prototyping, and as functional end-use parts.

     3D Systems currently offers the ThermoJet(R) solid object printer, SLA(R) (stereolithography) systems, SLS(R) (selective laser sintering) systems, and Accura(R) materials (including photopolymers, metals, nylons, engineering plastics, and thermoplastics).

     3D Systems is the originator of the advanced digital manufacturing (ADM(SM)) solution for manufacturing applications. ADM is the utilization of 3D Systems solid


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imaging technologies to accelerate production of smaller volumes of customized/specialized parts. A typical ADM center is expected to contain multiple 3D Systems' SLA, MJM and/or SLS systems dedicated to full-time manufacturing applications.

     Product pricing in the U.S. ranges from $49,995, for the ThermoJet printer, to $799,000 for the high-end SLA 7000 system. 3D Systems' multiple platform product line enables companies to choose the most appropriate systems for applications ranging from the creation of design communication models to prototypes to production parts. More information on the company is available at www.3dsystems.com, or by phoning 888/337-9786, or 661/295-5600 ext. 2882 internationally. An investor packet can be obtained by calling 800/757-1799.

Note to editors: ADM and the solid imaging company are service marks; and si2 is a trademark; and ThermoJet, SLA, SLS, Accura, 3D Systems and the 3D logo are registered trademarks of 3D Systems Inc.

Certain statements in this news release may include forward-looking statements that express the expectation, prediction, belief or projection of 3D Systems. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievement of 3D Systems to be materially and adversely different from any future results, performance or achievement expressed or implied by these forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to: the timing and outcome of the Audit Committee investigation; the impact of the findings of the Audit Committee on the financial condition of the Company and otherwise, the consequences of a late filing of the Company's Form 10-K under the rules and regulations of the SEC and Nasdaq, the outcome of the Company's appeal of Nasdaq's determination to delist the common stock from the National Market; the addition of an


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"E" to the Company's trading symbol thus changing the Company symbol to "TDSCE", the funding of amounts of capital adequate to provide for the working capital needs of the Company; actions of competitors and customers; the company's ability to successfully design and produce new products; customer acceptance of new products; the Company's ability to enter into successful relationships with new customers to fully exploit its products; the Company's ability to successfully implement all elements of its restructuring and cost savings program, and such other factors as are described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements.
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